Exhibit 10.3

EXECUTION VERSION

Exhibit C

MANUFACTURING AGREEMENT WITH NATIONAL

ARCHIVE PUBLISHING COMPANY

This MANUFACTURING AGREEMENT is made as of October 28, 2005 (this “Agreement”) between PROQUEST INFORMATION AND LEARNING COMPANY, a corporation organized under the laws of the State of Delaware (“Seller”) and NATIONAL ARCHIVE PUBLISHING COMPANY, a corporation organized under the laws of the State of Michigan (“Buyer”).

WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement dated October 28, 2005 (the “Purchase Agreement”) for the sale of the Periodicals Microform Business, the Production Assets, the XanEdu Business and the Facility (each as defined in the Purchase Agreement);

WHEREAS, Buyer wishes to provide to Seller, and Seller wishes to receive from Buyer, on a preferred provider basis certain Services (as defined below) relating to the manufacture, shipping and delivery of the ProQuest Retained Microform Products (as defined in the Purchase Agreement) and digital versions thereof, together with certain other Services to the extent provided in this Agreement; and

WHEREAS, Sections 2.02(iii) and 2.03(v) of the Purchase Agreement provide that, at the Closing, each of Seller and Buyer, respectively, shall deliver or cause to be delivered to the other party a duly executed counterpart to this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

1.1 Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1.2 “Buyer’s Cost” means Buyer’s reasonable costs for providing Services hereunder, consisting of Cost Per Unit and Overhead, but excluding all executive compensation, marketing expenses, interest on loans of Buyer, rent/mortgage on the Facility, capital expenditures not agreed to by Seller pursuant to Section 2.6 hereof, and all other costs not expressly included as components of Buyer’s Cost on Schedule D hereto or agreed to by Seller pursuant to Section 2.6 hereof.

1.3 “Change of Control” has the meaning set forth in Section 15.2 of this Agreement.

1.4 “Conversion” means (i) Digitization, when related to the reformation of a digital file (e.g. PDF, MSWord) into a master image and/or (ii) the creation of a secondary output file (e.g. ASCII, XML, HTML, SGML) from a digital file or image.

1.5 “Cost Per Unit” means the costs for direct manufacturing labor, indirect manufacturing labor, raw material, supplies and other costs set forth on Schedule D hereto.

1.6 “CRC” has the meaning set forth in Section 2.5 of this Agreement.

1.7 “Executives” means, in the case of Seller, Suzanne BeDell and Rod Gauvin, as applicable based on the subject matter of the dispute, and in the case of Buyer, Daniel Arbour, Joe Mills, Tim Mitchell and Jeff Moyer.

1.8 “Extended Term” has the meaning set forth in Section 7.2 of this Agreement.

1.9 “Force Majeure” has the meaning set forth in Section 5.1 of this Agreement.

1.10 “Guaranteed Minimum Amount” has the meaning set forth in Section 2.2(a) of this Agreement.

1.11 “Initial Term” has the meaning set forth in Section 7.1 of this Agreement.

1.12 “Market Cost” has the meaning set forth in Section 2.3 of this Agreement.

1.13 “Material Breach” has the meaning set forth in Section 11.1(b) of this Agreement.

1.14 “Notice of Non-Compliance” has the meaning set forth in Section 2.8(b) of this Agreement.

1.15 “Overhead” means the costs of Buyer for utilities, including heat, electricity, water, sewer, and gas, allocated pro rata to Seller on the basis of the square footage estimates set forth in Schedule D attached hereto.

1.16 “Relationship Manager” has the meaning set forth in Section 2.8(a) of this Agreement.

1.17 “Seller’s Requirements” means Seller’s then-current requirements for the Services for all of Seller’s existing businesses as of the date hereof, excluding requirements of (i) Seller’s outsourcing to its Chadwyck-Healy division in the United Kingdom and (ii) any businesses acquired by Seller after the date hereof, provided that Seller does not divert to any such business any requirements that would ordinarily be provided by Buyer under this Agreement. For the avoidance of doubt, Seller’s Requirements shall (i) include any requirements resulting from the Conversion portion (consisting of the types of Services contemplated to be provided by Buyer under this Agreement) of any contract entered into by Seller with a third party that provides for both (A) Conversion and (B) distribution of Periodicals, Newspapers or Research Collections, regardless of whether the Conversion portion of such contract is performed by Buyer, and (ii) exclude any requirements of Seller after the date hereof arising as a result of any contract with any third party identified on Schedule A hereto.

1.18 “Service” means any service, function or responsibility set forth in the Statements of Work.

1.19 “Service Fees” means the fees that are payable by Seller in exchange for the Services provided by Buyer in accordance with this Agreement.

1.20 “Service Level” has the meaning set forth in Section 2.4 of this Agreement.

1.21 “Shortfall” has the meaning set forth in Section 2.2(b) of this Agreement.

1.22 “Statements of Work” means the statements of work relating to the Services attached as Schedule B hereto, as amended or supplemented from time to time by the mutual agreement of the parties, including, as of the date hereof:

1.01 Microform Production (Masters)

1.02 Vault Management for All Products

1.03 Paper Scan of Periodicals and Dissertations

1.04 PDF Dissertation Conversion and Pagination

1.05 Paper Scan and Conversion of PDF Newspapers

1.06 Serial and Collection Film Scanning (APS, HNP, EEBO, etc)

1.07 Book Film Scanning (Dissertations & BOD)

1.08 Product Distribution and Fulfillment

1.23 “Term” means the Initial Term, and if extended in accordance with Section 7.2, the Extended Term.

1.24 “Works” has the meaning set forth in Section 6.2 of this Agreement.

2. PROVISION OF SERVICES

2.1 Provision of Services. Buyer shall provide, or cause to be provided, on a preferred provider basis to Seller the Services set forth in the Statements of Work, at the applicable Service Levels set forth therein, and Seller shall pay the Service Fees to Buyer for the Services provided, on a preferred provider basis in accordance with the terms and subject to the conditions of this Agreement.

2.2 Seller’s Requirements; Guaranteed Minimum Amount; Notice.

(a) Seller shall purchase from Buyer an annual amount of Services, as measured by Service Fees due and payable from Seller to Buyer, that shall equal or exceed the greater of (i) eighty percent (80%) of Seller’s Requirements, or (ii) $6,000,000 for the calendar year ending December 31, 2006, $5,500,000 for the calendar year ending December 31, 2007 and $5,000,000 for each calendar year thereafter through the remainder of the Term (each such dollar amount, the “Guaranteed Minimum Amount” for the applicable calendar year), provided that Buyer complies with the terms and conditions of this Agreement. The parties agree that there shall be no Guaranteed Minimum Amount for the calendar year ending December 31, 2005. Subject to the provisions of this Section 2.2(a), Seller may, in its sole discretion, elect at any time to obtain services (including the Services) from a third party not affiliated with Buyer.

(b) If the aggregate amount of Services purchased by Seller from Buyer, as measured by Service Fees paid from Seller to Buyer, in any completed calendar year fails to meet or exceed the Guaranteed Minimum Amount for such completed calendar year (each such failure, a “Shortfall”), then Seller shall pay to Buyer on or before February 14 of the immediately following calendar year an amount equal to the amount of such Shortfall. For the avoidance of doubt, the amount of any Shortfall shall be the difference between (A) the Guaranteed Minimum Amount and (B) the aggregate amount of Services Fees paid by Seller from Buyer, in each case for the applicable completed calendar year.

(c) Concurrently with the execution of this Agreement, Seller shall provide to Buyer as Schedule C attached hereto Seller’s estimated monthly requirements for the Services for the three (3) month period immediately following, but not including, the month in which this Agreement is executed. Seller shall hereafter give notice to Buyer on a rolling monthly basis, no later than the first Business Day of each month, of Seller’s estimated monthly requirements for the Services for the three (3) month period immediately following, but not including, the month in which such notice is given; provided, however, that, notwithstanding any such notice of Seller’s estimated requirements in accordance with this Section 2.2, Seller shall not be required under any circumstances to purchase an amount of Services greater than the amount required by Section 2.2(a) hereof.

2.3 Buyer’s Duty to Provide. Buyer shall take all necessary actions to provide, or to cause to be provided, to Seller 100% of Seller’s estimated monthly requirements for the Services pursuant to Section 2.2(c) hereof, including any requirements of Seller for Services in excess of the Guaranteed Minimum Amount in any calendar year, in accordance with the terms and conditions of this Agreement. In the event that Buyer requests from Seller an increase in Buyer’s Cost for any Service(s) required by Seller that would exceed by ten percent (10%) or more the Market Cost for such Service(s), Seller shall have the right to decline such Service(s) from Buyer (to the extent that the amount of such Service(s) would exceed the Guaranteed Minimum Amount for the applicable calendar year) and instead to obtain the affected amount of Service(s) from a third party unaffiliated with Buyer, in which case the full affected amount of such Service(s) so obtained shall be excluded for all purposes of this Agreement from Seller’s Requirements. For purposes of this Section 2.3, “Market Cost” means the mathematical average of the bids of at least two (2) third parties regularly engaged in the business of providing the affected Service(s) at comparable quality to provide the affected Service(s) at the same Service Level(s) to Seller.

2.4 Service Level. Buyer shall provide each Service to Seller at a service level (the “Service Level”) that is (i) the Service Level for such Service set forth in Schedule B or the applicable Statement of Work, or, in the absence thereof, (ii) the manner and quality in which such Service, or a substantially similar service, has heretofore been provided to the Retained Business while Seller owned and operated the Production Assets.

2.5 Prohibition on Modifications by Buyer. Subject to Section 2.6 hereof, under no circumstances shall Buyer at any time modify the Services or the Composing Reducing Camera (the “CRC”) or Cold Seal without the prior written approval of Seller, which Seller shall not unreasonably withhold. In the event that Buyer ceases to use the CRC or Cold Seal or any e-Beam Camera for more than one (1) year or Buyer ceases at any time to be a going concern, Buyer shall notify Seller of the same, and Seller shall have the right to purchase the CRC and/or Cold Seal and/or one (1) e-Beam Camera from Buyer for book value.

2.6 Change in Services. In the event that Seller at any time during the Term desires a material change in any Service (other than pursuant to Section 7 hereof) or any service not listed as a Service, subject to the last sentence of Section 2.2(a) hereof, Seller shall provide reasonable advance written notice thereof to Buyer and shall consult with Buyer with respect to obtaining such changed Service from Buyer and amending or supplementing the Statements of Work to reflect such changed or new Service, as the case may be, on mutually agreeable terms and conditions. Buyer agrees to use commercially reasonable efforts to accommodate any such request from Seller for a material change in any Service. The provisions of this Section 2.6 shall be subject to Section 2.3 hereof.

2.7 Intellectual Property. The parties agree that matters relating to Intellectual Property under this Agreement shall be governed by the Software License Agreement and any other applicable agreement(s) contemplated by the Purchase Agreement.

2.8 Governance.

(a) Promptly after the date of this Agreement, each party shall designate, and shall notify the other party of such designation, a representative for communicating with the other party regarding the obligations and duties of the parties under each Statement of Work pursuant to this Agreement (each such representative, a “Relationship Manager”). The Relationship Managers of Buyer and Seller shall act as the principal points of contact between the parties for all matters relating to the day-to-day provision of Services provided under this Agreement and shall meet as often as is reasonably necessary in connection therewith. The parties agree that, as a first step, the Relationship Managers shall negotiate all disputes and other matters of joint concern in good faith, with the intention of resolving issues between them in a mutually satisfactory manner. If, but only if, the Relationship Managers are unable to resolve an issue promptly, either party may submit the issue to dispute resolution pursuant to Section 10 hereof, in addition to any other rights of such party under this Agreement. Either party may change its Relationship Manager by notice to the other party pursuant to Section 12 hereof.

(b) In the event that Seller is dissatisfied with the level or quality of any Service provided under this Agreement or otherwise believes that Buyer is not in full compliance with its obligations under this Agreement, Seller may provide prompt written notice thereof (a “Notice of Non-Compliance”)

to Buyer, setting forth in reasonable detail the basis for Seller’s belief as well as Seller’s view of the actions that should be taken by Buyer to remedy the alleged non-compliance. The Relationship Managers of the parties shall negotiate in good faith to address the alleged deficiency or non-compliance in a commercially reasonable manner. If the dispute cannot be resolved by the Relationship Managers in a mutually satisfactory manner within thirty (30) days after receipt of such Notice of Non-Compliance, the dispute shall be submitted to dispute resolution in accordance with Section 10 of this Agreement.

3. PRICING; BILLING AND PAYMENT; AUDITS AND ACCESS TO INFORMATION

3.1 Pricing. Subject to Section 3.2 and Section 3.3 hereof, Buyer shall provide the Services to Seller at Buyer’s Cost plus an eight percent (8%) mark-up. The components of Buyer’s Cost for the Services are set forth on Schedule D attached hereto. The parties agree to meet on at least a quarterly basis, beginning in the first quarter of 2006, to review and adjust, to the extent necessary and by mutual agreement, the calculation of Service Fees, the components of Buyer’s Cost set forth in Schedule D (including any increases therein, or reductions thereof other than as permitted pursuant to Section 3.3), and Service Levels. Buyer will provide Seller with any billing data or other information (including a breakdown between Cost Per Unit and Overhead) that Seller reasonably requires to determine whether adjustments to Buyer’s Cost for any Service(s) are required.

3.2 Cost Increase. In the event that Buyer requests a material increase in Buyer’s Cost for any Service(s) over the average Buyer’s Cost for such Service during the preceding four (4) calendar quarters that is materially greater than the increase in the Consumer Price Index – All Urban Consumers, for the Detroit – Ann Arbor – Flint area, published by the U.S. Department of Labor, Bureau of Labor Statistics, over the same period, Seller shall have the right to decline such Service(s) from Buyer and instead to obtain the affected Service(s) from a third party unaffiliated with Buyer. In any such case, (i) the Guaranteed Minimum Amount for the applicable calendar year(s) shall be reduced pro rata by the quotient of (A) the dollar amount paid by Seller to any third party for the affected Services during such year, divided by (B) the aggregate amount of Service Fees paid by Seller to Buyer during such year, and (ii) the full amount of any such Service(s) so obtained shall be excluded for all purposes of this Agreement from Seller’s Requirements.

3.3 Cost Reduction.

(a) In the event that Buyer is able to reduce Buyer’s Cost for any Service while continuing to perform its obligations in accordance with the terms of this Agreement, Seller agrees, subject to the provisions of this Section 3.3(a), to pay to Buyer, in addition to Buyer’s Cost plus a markup of eight percent (8%) as set forth in Section 3.1 hereof, an additional amount equal to sixty-five percent (65%) of the amount of such reduction for the duration of such reduction. Buyer agrees to provide reasonable advance written notice of any such cost reduction. All such reductions and additional amounts shall be reflected in reasonable detail and designated as such in the monthly invoice provided by Buyer to Seller in accordance with Section 3.4.

(b) If, in any calendar year, Seller purchases an amount of Services from Buyer that, in the aggregate, equals or exceeds the Guaranteed Minimum Amount for such calendar year, Buyer agrees, subject to Section 2.3 above, to provide any Service(s) in excess of the Guaranteed

Minimum Amount for such calendar year at the lesser of (i) Buyer’s Cost for such Service(s) plus a markup of eight percent (8%), or (ii) an aggregate price for such Service(s) (including Buyer’s markup) equal to the most favorable price charged by Buyer for such Service(s), or substantially similar service(s), to any third party.

3.4 Billing and Payment. The parties agree that Service Fees shall be calculated in accordance with Section 3.1 and billed by Buyer to Seller monthly, promptly after the last day of each month, for Services actually provided during such month and shall be payable (i) from the date hereof through December 31, 2005, upon receipt; (ii) from January 1, 2006 through March 31, 2006, on the fifteenth (15th) day following the last day of each such month, (ii) from April 1, 2006 through June 30, 2006, on the thirtieth (30th) day following the last day of each such month, and (iii) during the remainder of the Term, on the forty-fifth (45th) day following the last day of each month. Buyer will provide as part of its monthly invoice a statement setting forth in reasonable detail the aggregate Service Fees and a breakdown by Service of the basis for such Service Fees.

3.5 Seller’s Right to Withhold. Seller shall have the right upon reasonable advance written notice to Buyer to withhold any amounts invoiced by Buyer for which Seller determines in good faith that Seller is not liable to Buyer.

3.6 Seller’s Access to Buyer. Seller shall have the right upon reasonable advance written notice to meet on no less than a quarterly basis with Daniel Arbour or another member of the board of directors of Buyer to discuss the management, business strategy and operations of the Acquired Businesses, including, but not limited to, any material matters relating to financial statements provided by Buyer to Seller pursuant to any of the Transaction Agreements. Buyer agrees to provide Seller with complete and correct copies of all documents and information provided by Buyer to National City Bank at the same time that Buyer provides any such documents and information to National City Bank. Each of Buyer and Seller agrees to disclose to the other at such quarterly meetings on an ongoing basis any material changes, trends or developments in the business operations of such party as they relate to the Acquired Businesses, subject to any applicable third party confidentiality obligations or requirements of law. Any and all such disclosures made by a party to the other party pursuant to this Section 3.6 shall be held strictly confidential by the other party.

3.7 Audits and Access to Information.

(a) Seller or its designee shall have the right, upon reasonable advance notice and at its expense, to review the books and records of Buyer solely with respect to Buyer’s obligations under this Agreement and to confer with Buyer’s employees responsible for providing or supervising Services in order to review the accuracy of the invoices provided to Seller hereunder (during regular business hours and without unreasonably disrupting Buyer’s normal business operations). In the event that Seller disputes any such invoice, Seller shall deliver a written statement describing the dispute to Buyer within thirty (30) days following receipt of the disputed invoice. The statement shall provide a reasonably detailed description of the disputed items. Upon delivery of the written statement, Seller and Buyer shall cooperate and negotiate in good faith and use commercially reasonable efforts to resolve such disputed charges. If they are unable to resolve such disputed charges within thirty (30) days of delivery of the written statement, either party may elect to submit the matter to the dispute resolution process set forth in Section 10 of this Agreement.

(b) Buyer shall have the right to receive, and Seller shall provide upon written request of Buyer, an appropriate schedule showing a breakdown of the aggregate dollar volume of Seller’s Requirements for the applicable calendar year and appropriate supporting documentation, solely in order to verify whether Seller has purchased 80% of Seller’s Requirements for such calendar year from Buyer as required in Section 2.2(a). Thereafter, upon reasonable advance notice and at Buyer’s expense, Buyer shall have the right to designate a third party not affiliated with Buyer to review (during regular business hours and without unreasonably disrupting Seller’s normal business operations) the books and records of Seller and to confer with Seller’s employees responsible for receiving or supervising Services, in each case solely in order to verify whether Seller has purchased 80% of Seller’s Requirements for such calendar year from Buyer as required in Section 2.2(a). Buyer shall not be entitled to review Seller’s books and records or to confer with Seller’s personnel other than through Buyer’s designated non-affiliated third party as contemplated in this Section 3.7(b). Subject to Seller fulfilling in good faith its obligations under this Section 3.7(b), Buyer shall be entitled to exercise its rights under this Section 3.7(b) only once, and not later than May 1 of the immediately following calendar year, with respect to any calendar year. In the event that Buyer disputes whether Seller has purchased 80% of Seller’s Requirements for the applicable calendar year, Buyer shall deliver a written statement describing the dispute to Seller within thirty (30) days following the end of such one hundred twenty (120) day period. The statement shall provide a reasonably detailed description of the disputed items. Upon delivery of the written statement, Buyer and Seller shall cooperate and negotiate in good faith and use commercially reasonable efforts to resolve the dispute. If they are unable to resolve the dispute within thirty (30) days of delivery of the written statement, either party may elect to submit the matter to the dispute resolution process set forth in Section 10 of this Agreement.

4. WARRANTY, LIABILITY AND INDEMNITY

4.1 Warranty. Buyer warrants that any Services or products resulting from Services provided to Seller pursuant to this Agreement will (a) conform to the specifications, drawings, samples, descriptions or Service Levels furnished to or by Seller, including, but not limited to, any specifications, drawings, samples, descriptions or Service Levels set forth in the Statements of Work; (b) be of good quality and workmanship; (c) be free of defects in design (unless Seller provided the design), materials and workmanship; (d) be merchantable; and (e) be fit for the particular purposes intended by Seller.

4.2 LIMITATION ON LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY ARISING OUT OF THIS AGREEMENT, WHETHER RESULTING FROM NEGLIGENCE OF THE OTHER PARTY OR OTHERWISE, EXCEPT WHERE RESULTING FROM GROSS NEGLIGENCE, FRAUD, OR WILLFUL OR INTENTIONAL BREACH.

4.3 Indemnity.

(a) Buyer agrees to indemnify, defend and hold Seller harmless against all claims, liabilities, losses, expenses, fees and other damages (including reasonable attorney fees and expenses and the cost of enforcing this indemnity) allegedly or actually arising out of or resulting from any breach by Buyer of this Agreement or any act, omission, or negligence of Buyer or its employees, agents or subcontractors in connection with performing or failing to perform any aspect of this Agreement.

(b) Seller agrees to indemnify, defend and hold Buyer harmless against all claims brought by third parties, to the extent that (i) Seller has provided content of such third parties to Buyer under this Agreement, and (ii) such third party’s claim allegedly or actually arises out of or results from Buyer’s performance of its obligations under this Agreement with respect to such content.

4.4 Insurance. During the Term, Buyer will carry and maintain at least the following insurance: (i) commercial general liability insurance with a limit of at least $1,000,000 per occurrence, (ii) business auto insurance with a combined single limit of at least $1,000,000 per occurrence for bodily injury and property damage, (iii) workers’ compensation insurance as prescribed by applicable law; (iv) employee injury insurance with a limit of at least $500,000 per occurrence; (v) software errors and omissions liability insurance with a limit of at least $2,000,000 per occurrence, (vi) employment practices liability insurance with a limit of at least $2,000,000, and (vii) crime coverage with a limit of at least $500,000, each subject to usual and customary exclusions, limitations and conditions of such policies. Each such policy will include provisions generally considered standard for the type of insurance involved, including the loss payable and waiver of subrogation clauses and deductible amounts. In addition, Buyer agrees to maintain property casualty insurance including, but not limited to, appropriate fire, sprinkler leakage, and other damage coverage with respect to items held in any storage vault of Buyer, with limits of at least $10,000,000 per occurrence, and to name Seller as an additional insured party on any such policy.

5. FORCE MAJEURE

5.1 If either party hereto is rendered unable wholly or in part by Force Majeure (as defined herein) to perform its obligations hereunder (other than the obligation to pay money), such party shall give prompt notice to the other party with reasonable particulars thereof and the probable extent of the inability to perform such obligation, whereupon the obligation of such party shall be suspended so far as it is affected by such Force Majeure during but no longer than the continuance thereof. The affected party shall use all possible diligence to remove such Force Majeure. For the purpose of this Agreement, the term “Force Majeure” shall mean any act of God, strike or lockout or other labor dispute (other than at any of the Acquired Businesses), act of a public enemy, war declared or undeclared, terrorist act, blockade, revolution, riot, insurrection, civil commotion, lightening, fire, storm, flood, earthquake, explosion, governmental restraint, embargo, inability to obtain or delay in obtaining governmental approvals, permits, licenses or allocations (excluding any such governmental approvals, permits, licenses or allocations that a party was required to obtain under any Transaction Agreement), and any other cause of the kind enumerated above which is not reasonably within the control of the party claiming Force Majeure.

6. PROPRIETARY INFORMATION AND RIGHTS

6.1 Each party acknowledges that the other possesses, and will continue to possess, information that has been created, discovered or developed by it and/or in which property rights have been assigned or otherwise conveyed to it, which information has commercial value and is not in the public domain. Except as otherwise expressly set forth in the Purchase Agreement, the proprietary information of each party will be and remain the sole property of such party and its assigns. Each party shall use the same degree of care that it normally uses to protect its own proprietary information to prevent the disclosure to third parties of information that has been identified as proprietary by written notice to such party from the other party. Neither party shall make any use of the information of the other which has been identified as proprietary except as contemplated or required by the terms of this Agreement. Notwithstanding the foregoing, this Article shall not apply to any information that a party can demonstrate: (a) was, at the time of disclosure to it, in the public domain through no fault of such party; (b) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (c) was independently developed by the receiving party. For the avoidance of doubt, the specifications for the Services set forth in the Statements of Work and in any schedules thereto shall be considered proprietary information of Seller for purposes of this Section 6.1 and shall not be used by Buyer other than to perform Buyer’s obligations under this Agreement.

6.2 All copyrights, trade secrets, or other intellectual property rights in or to any and all work product, including, but not limited to, microform masters produced by Buyer for Seller pursuant to this Agreement and Digitized versions of periodicals in microform and newspapers in microform produced by Buyer for Seller pursuant to this Agreement (collectively, “Works”) shall belong exclusively to Seller. Any and all Works shall be considered a work made for hire for Seller within the meaning of Title 17 of the United States Code. Buyer automatically assigns, and shall cause its personnel automatically to assign, at the time of creation of the Works, without any requirement of further consideration, any right, title, or interest it or they may have in such Works, including any copyrights or other intellectual property rights pertaining thereto. Upon request of Seller, Buyer shall take such further actions, and shall cause its personnel to take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

7. TERM AND TERMINATION

7.1 Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Closing Date and shall expire on December 31, 2010, unless earlier terminated or extended in accordance with the terms of this Agreement.

7.2 Extended Term. Upon not less than ninety (90) days written notice to Buyer prior to expiration of the Initial Term, Seller shall have a one-time right to extend the Initial Term by up to twelve (12) months (such extended term, the “Extended Term”). Such extension notice shall indicate the period, which may not be more than twelve (12) months, by which Seller desires to extend the Initial Term.

7.3 Termination.

(a) Buyer may terminate this Agreement upon one hundred twenty (120) days’ written notice upon material breach by Seller of this Agreement, other than failure by Seller to pay any amount due and payable under this Agreement, unless Seller shall have cured such breach within the one hundred twenty (120) day notice period. In the event that Seller fails to pay any invoice submitted to Seller in accordance with Section 3.4 hereof within sixty (60) days after the receipt of such invoice, the parties agree that the issue shall be submitted to dispute resolution pursuant to Section 10 hereof, and that Buyer shall not have any right to terminate this Agreement other than as may be permitted pursuant to Section 10 hereof.

(b) Notwithstanding any other provision of this Agreement, Seller may terminate this Agreement (i) upon thirty (30) days’ written notice, either in whole or in part with respect to any Service, upon any material breach by Buyer of this Agreement, unless Buyer shall have cured such breach within the thirty (30) day notice period, and/or (ii) immediately, or at any time thereafter in Seller’s sole discretion, upon written notice after receiving from Buyer notice of a Change of Control as set forth in Section 15.2 hereof.

(c) Any one or more of the Services may be terminated upon mutual agreement of Buyer and Seller.

(d) Either party may terminate this Agreement immediately in the event that the other party has been adjudicated bankrupt, has failed to vacate an involuntary bankruptcy or reorganization petition within sixty (60) days of the date of such filing, files such a petition on a voluntary basis, fails to vacate the appointment of a receiver or trustee for such party or for a substantial portion of its assets, makes an assignment for the benefit of creditors, or ceases to do business as a going concern.

(e) All accrued and unpaid Service Fees shall be due and payable upon termination of this Agreement with respect to such Service. Notwithstanding anything in this Agreement to the contrary, in the event of any termination of this Agreement by Seller for material breach of Buyer pursuant to Section 7.3(b), the provisions of Section 2.2(b) of this Agreement shall not apply, and Seller shall not be obligated to make any payment to Buyer pursuant thereto, with respect to the calendar year in which such termination occurs.

(f) This is a master agreement and shall be construed as a separate and independent agreement for each and every Service provided under this Agreement. Any termination of this Agreement with respect to any Service shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement. Following any termination of this Agreement, each party shall cooperate in good faith with the other to transfer and/or retain all records, prepare and file tax returns and take all other actions necessary to provide Seller and Buyer and their respective successors and assigns with sufficient information in the form requested by Seller or Buyer, or their respective successors and assigns, as the case may be, to make alternative service arrangements substantially consistent with those contemplated by this Agreement.

8. NO IMPLIED ASSIGNMENTS OR LICENSES

Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, design or trade dress, patent right or other intellectual or industrial property right.

9. NO AGENCY OR PARTNERSHIP

9.1 No Agency. In performing its obligations under this Agreement, Buyer shall operate as, and have the status of, an independent contractor and shall not operate or have the status of agent, employee or representative of Seller.

9.2 No Partnership. This Agreement does not constitute a partnership and nothing herein is intended to render, nor shall anything herein be construed to render, the parties hereto as partners of each other. Nothing contained herein shall render either party an agent of the other party, and no party shall have the power, authority, or right to act on behalf of or bind another party or negotiate or conclude contracts on behalf of or in the name of another party impose any liability or obligation to third parties upon another party. No party shall incur or accept any liability or enter into any commitments or contracts on behalf of another party.

10. RESOLUTION OF DISPUTES

If a dispute arises between the parties relating to this Agreement that the parties have not been able to resolve pursuant to Section 2.8, the following procedure shall be implemented before any party pursues other available remedies, except that a party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

(a) The parties shall hold a meeting (either in person or telephonically) promptly after receipt by either party of notification of the dispute, attended by certain Executives of the parties, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties hereunder or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled hereunder.

(b) If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the then-current Model Procedure for Mediation of Business Disputes of the Center for Public Resources and to bear equally the costs of the mediation.

(c) The parties shall jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public Resources if they have been unable to agree upon such appointment with twenty (20) days from the conclusion of the negotiation period.

(d) The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days. If the parties are not successful in resolving the dispute through the mediation, then the parties agree to submit the matter to binding arbitration in accordance with the Center for Public Resources Rules For Non-Administered Arbitration, by a sole arbitrator.

(e) Mediation or arbitration shall take place in the City of Ann Arbor, Michigan. Equitable remedies shall be available in any arbitration. This clause is subject to the Federal Arbitration Act, 9 U.S.C.A. Section 1 et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator, if any, may be entered by any court having jurisdiction thereof.

(f) In the event of any claim that this Section 10 is invalid or is not enforceable by the arbitrators, the arbitrators shall determine whether this Section 10 is valid and enforceable. The parties agree that this determination, which is often reserved for the courts, is hereby submitted to the arbitrators.

11. REMEDIES

11.1 Breach or Default and Cure. Notwithstanding any other provision of this Agreement, and in addition to any other remedy herein provided or otherwise available to Seller, in the event that Buyer breaches or fails to perform any of its obligations under this Agreement,

(a) where, in the reasonable judgment of Seller, Buyer’s breach is not a Material Breach (as defined below) of Buyer’s obligations, Seller’s remedies shall include, without limitation, upon reasonable advance written notice to Buyer:

(i) Seller may establish or extend, as applicable, a period within which Buyer may cure such breach;

(ii) Seller may require Buyer to refund the price paid by Seller for the affected Service(s) or, at the option of Seller, to redeliver (or deliver) the Service(s) to Seller;

(iii) Seller may exercise any rights or remedies set forth in any applicable Statement of Work; and

(b) where, in the reasonable judgment of Seller, Buyer’s breach is a material breach of Buyer’s obligations under Section 2 of this Agreement (a “Material Breach”), Seller’s remedies shall include, without limitation, in the sole discretion of Seller:

(i) Seller shall be entitled to, and Buyer shall grant upon the written request of Seller, physical access to the Vault, upon reasonable notice and at reasonable times of day, so that Seller may (A) take possession of and permanently remove from the Vault all assets owned by Seller, including all newspaper, dissertation, collection and other Microform Products other than Periodicals Microform Products, and (B) make duplicates in a commercially reasonable manner of all Periodicals Microform masters stored in the Vault as of the date hereof; and/or

(ii) Seller and Buyer agree that, upon the written notice of Seller, the provisions of Section 2.2(a) (other than the last sentence of Section 2.2(a)) and Section 2.2(b) shall immediately cease to apply and shall be null and void for all purposes of this Agreement.

11.2 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Eastern District of Michigan or the state courts of Michigan located in Washtenaw County, in addition to any other remedy to which they are entitled at law or in equity.

11.3 Statements of Work. The remedies set forth in this Section 11 shall be in addition to the remedies, if any, set forth in the Statements of Work attached hereto, provided, however, that Seller shall avail itself of any remedy provided in a Statement of Work prior to availing itself of any other remedy set forth in this Section 11. Except as provided in the foregoing sentence, and unless expressly provided to the contrary in the applicable Statement of Work, the terms of this Agreement shall take precedence in the event of any conflict between the terms of this Agreement and of any Statement of Work.

12. NOTICES

Any notice required to be given hereunder shall be delivered in accordance with Section 9.02 of the Purchase Agreement.

13. ENTIRE AGREEMENT; AMENDMENT, WAIVER

This Agreement, the Schedules attached hereto, and the other Transaction Agreements constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto. This Agreement may be amended only in a writing signed by both parties hereto. Any provision of this Agreement may be waived only in a writing, which writing may be signed only by the party granting such waiver. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement. Waiver by a party of a condition or default by another party shall be limited to the particular instance and shall not imply or be deemed to imply that such party will waive such condition or default by any other party in any future instance.

14. SEVERABILITY

In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

15. ASSIGNMENT; CHANGE OF CONTROL

15.1 Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by Buyer without the prior written consent of the Seller, which shall not be unreasonably withheld or delayed, subject to Seller’s rights under Section 15.2 hereof, provided, however, that Seller consents herewith to the assignment by Buyer of its rights and duties hereunder to National City Bank of Indiana and ACP-I, L.P. as collateral for Buyer’s Financing. Seller shall have the right to assign this Agreement and any of the rights and obligations of Seller hereunder without the consent of Buyer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment or transfer in violation of this Section 15.1 shall be void.

15.2 Change of Control of Buyer. In the event of any proposed Change of Control of Buyer during the Term, Buyer shall provide prompt written notice thereof to Seller (which written notice shall include a copy or other description in reasonable detail of the terms and conditions of such proposed Change of Control), and Seller shall have (i) the right to terminate this Agreement immediately and/or (ii) a right of first refusal to acquire Buyer on the terms and conditions proposed, including, without limitation, in the event of any sale of assets that includes the Production Assets and/or the Facility, a right of first refusal to acquire all, but not less than all, of the assets included in such sale of assets, on the applicable terms and conditions proposed. Seller agrees to notify Buyer within ten (10) days after receiving Buyer’s written notice as to whether Seller will exercise such right of first refusal. For purposes of this Section 15.2, “Change of Control” means, with respect to Buyer, (i) the sale or other disposition of the Production Assets, the Facility, and/or other assets required for Buyer to perform its material obligations under this Agreement, whether pursuant to a single transaction or a series of transactions, (ii) the acquisition by any person of beneficial ownership of securities of Buyer representing fifty percent (50%) or more of the then issued equity securities of Buyer, or (iii) the merger or consolidation of Buyer with or into any other entity or a merger of any other entity with and into Buyer, as a result of which the security holders of Buyer prior to any such merger or consolidation would cease to be the beneficial owners, directly or indirectly, of securities of Buyer or the surviving entity representing more than fifty percent (50%) of the then issued and outstanding equity securities of Buyer or the surviving entity.

16. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to principles of conflicts of law.

17. JURISDICTION

EACH PARTY IRREVOCABLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST ANY OF THEM WITH RESPECT TO ITS OBLIGATIONS OR LIABILITY UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR DISPUTES RELATING HERETO (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) MAY BE BROUGHT ONLY IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, THE STATE COURTS OF MICHIGAN LOCATED WITHIN WASHTENAW COUNTY, SO LONG AS ONE OF SUCH COURTS SHALL HAVE SUBJECT MATTER JURISDICTION OVER SUCH LEGAL ACTION, SUIT OR PROCEEDING (AND THE PARTIES HERETO SHALL NOT TAKE THE POSITION THAT ANY SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION), AND THAT ANY CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT SHALL BE DEEMED TO HAVE ARISEN FROM A TRANSACTION OF BUSINESS IN THE STATE OF MICHIGAN, AND EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING, AND EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE

VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

18. SERVICE OF PROCESS

Each of the parties hereto irrevocably consents to the service of any and all legal process, summonses, notices and other documents which may be served in any action, suit or proceeding referred to in Section 17 above, which service may be made by mailing a copy of such process by certified or registered mail, postage prepaid, to the party to be served at its address as provided in Section 12 hereof, with such service to be effective upon receipt.

19. WAIVER OF JURY TRIAL

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR DISPUTES RELATING HERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

20. NO THIRD PARTY BENEFICIARIES

This Agreement is for the sole benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, any legal or equitable rights hereunder.

21. COUNTERPARTS AND FACSIMILE SIGNATURES

This Agreement may be executed (including by facsimile) in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

PROQUEST INFORMATION AND LEARNING COMPANY

By:	/S/ SCOTT HIRTH
Name:	Scott Hirth
Title:	Vice President, Finance/CFO

NATIONAL ARCHIVE PUBLISHING COMPANY

By:	/S/ DANIEL C. ARBOUR
Name:	Daniel C. Arbour
Title:	President

SCHEDULE A

Third Party Contracts Excluded from Seller’s Requirements

1. The Opportunity currently under negotiation with the Library of Congress

SCHEDULE B

Statements of Work

Section 2.4 in the Manufacturing Agreement provides that “Buyer shall provide each Service to Seller at a service level (the “Service Level”) that is (i) the Service Level for such Service set forth in the applicable Statement of Work, or, in the absence thereof, (ii) the manner and quality in which such Service, or a substantially similar service, has heretofore been provided to the Retained Business while Seller owned and operated the Production Assets.”

Each Statement of Work provides an outline of the Services to be provided by Buyer to Seller. These are the services as they are being provided today and as they will be provided Day 1. Referenced herein are SOW Schedules A-E (see below) that, when completed, will detail Service Levels and baseline expectations of Buyer to Seller.

The information necessary to populate each SOW Schedule is available in various forms, formats and places, and in the “custody” of both Buyer and Seller. Upon the execution of this Agreement, the Governance Council shall assign appropriate associates under the guidance of the Relationship Managers to compile information and create the respective SOW Schedules on or before January 27, 2006. Each SOW Schedule shall be initially reviewed by the Governance Council, and, when approved, shall be reviewed on a quarterly basis by the Relationship Managers with any substantive changes escalated to the Governance Council as appropriate for approval.

REMEDIES: When a failure by Buyer triggers a discussion of remedies, the Relationship Managers will consider the level of severity and the effect on Seller’s revenue, Seller’s Customer(s), or a combination thereof, and, referencing Section 11 of the Manufacturing Agreement, determine a remedy. This provision shall be deemed included in each Statement of Work.

SOW Schedule A will detail the Quality and manufacturing specifications for each product handled by Buyer for Seller. This will include specifications that are provided to Customers via Marketing and the Seller’s Website.

SOW Schedule B will detail the delivery time and throughput requirements for each product handled by Buyer for Seller.

SOW Schedule C will detail the square footage allocations owned and operated by Buyer for Seller. Specifically, these allocations will be used to determine charge back of overhead (utilities) cost and define specific vault utilization

SOW Schedule D will be the annual and rolling 3-month adjusted unit forecast for each product handled by Buyer for Seller.

SOW Schedule E will detail the raw material specifications for product the packaging material specifications and the freight carrier assumptions to be used throughout the fulfillment of services by Buyer for Seller.

Statement of Work

1.01 Microform Production (Masters)

Specifications: All master negatives created for Seller under this Agreement shall be prepared using best practices and standards of highest quality generally used in the industry, including silver gelatin film, and shall, at minimum, be in compliance with applicable ANSI/AIIM Standards, including but not limited to:

ANSI/AIIM MS 111 – Recommended Practice for Microfilming Newspapers

ANSI pH 1.41 – Specifications for Photographic Film for Archival Records, Silver Gelatin Type, on Polyester Base. Residual Thiosulfate content of the processed film shall be measured using the Methylene Blue Method as described in ANSI/ASC pH 4.8

ANSI/ASC pH 4.8 – Residual Thiosulfate and Other Chemical in Film, Plates, and Papers – Determination and Measurement

Master Density will fall in a range .90 – 1.10 unless deviation is approved by Seller in response to bad source material. Buyer will report all refilm activity related to first pass masters out of range.

More detailed specifications and service levels are provided in SOW Schedule A.

Periodical Check-in (Transitional; Systems also being Transitioned by IS )

1)	Seller checks in periodical/item. Errors in check in and item data for periodical filming/mastering will be corrected by end of the following shift.

2)	Transitional issue for IS: Item master maintenance will be supported by Seller.

3)	Transitional issue for IS: support of work order flow from technical area.

Purchase/Vendor Film

1)	For Newspapers: Seller provides camera negative master to Buyer who produces working master for vault services. Seller owns vendor relationship.

2)	For Collections:

Purchased Film: Seller owns acquiring film and Buyer will provide vault services and fulfillment.

Purchased Master: Seller owns acquiring master and Buyer creates working master.

Seller will maintain all relationships with outside filmers doing original filming for collection products.

Newspaper Mastering Process

1)	Buyer is responsible for the following:

a.	Check in (reviewed during transition)

b.	Claiming (reviewed during transition)

c.	Masters

d.	Creates Delivery Units in Item Master

e.	Push unit to sales orders in JDEdwards

f.	Sends some masters or Direct Intermediate Print Masters to Ann Arbor for fulfillment further defined in SOW Schedule B

g.	Maintains film vault.

2)	Wooster system creates box label data.

3)	List of major newspapers their standard specifications will be included in SOW Schedule A and will follow same escalation for re-filming as scans for periodicals

Collections Mastering Process

1)	Buyer may be requested by Research Collections to film content for select product lines as defined in the forecast by Research Collections.

2)	Buyer will provide film processing for outside filmers and inside filming.

3)	RC Mastering:

A) Vault dupe mastering—Use current custom report as work order for Buyer to create working master.

B) CRC mastering—Use current custom report as work order for Buyer to create working master. Seller to provide fiche titling information.

6)	Official collections database will not be available to Buyer.

7)	Seller retains the book camera.

8)	NIDs and NSA will follow research collections manufacturing expectations with Buyer. Other mastering done for Chadwyck-Healey by Micromedia UK. Relationship is owned by Seller

Dissertations Mastering Process

1)	Seller creates work order batch and physically hands-off to Buyer (includes work order and hard-copy dissertations) or just work order for electronic with PDF’s placed on server.

2)	Buyer scans, QCs, paginates, adds UMI page, etc., as instructed by notes in WO. Buyer creates master in e-Beam (if dissertation passed through scan or PDF conversion process – see # 5 for exception). If QC passes item, Buyer delivers information to manager location. If fails anywhere in scan process, Buyer will notify Seller regardless of the cause.

3)	Seller resolves failure issues that are fault of Seller input, splits work order if required, returns materials to Buyer for reprocessing (split work orders are treated like new work orders)

4)	Buyer will process and file film masters in the vault after order processing.

5)	Buyer will provide mastering services for dissertations that do not meet requirements for dissertation scanning process (using manual filming process)

Statement of Work

1.02 Vault Management for All Products

Specifications:

Buyer is providing Hard Copy and Microform Vault Services.

Master Negatives shall be stored in a vault which conforms to the requirements of ANSI pH 1.43.

Vinegar Syndrome inspections will be conducted on a monthly basis with results reported and corrective actions taken at Seller discretion.

Secured storage with limited access (including designated Seller and Buyer staff) will be provided.

Seller staff, or representative may perform random sampling inspection of materials contained in the vault against criteria more specifically set forth in Schedule A . Results will be reported to Buyer and Seller. Buyer will replace, free of charge, any masters Buyer created that are rejected as a result of this inspection. Buyer will also replace any affected Customer Copies free of charge.

Film will be filed and re-filed in Buyer’s vault in the same file sequence from which it was pulled, using the same storage and filing methodologies employed by Seller prior to contract date. Current filing methodologies are provided in SOW Schedule A and current space allocation and forecasts are provided in SOW Schedule C and D, respectively.

Any defects found on Seller film, either prior to printing, post printing, or in the course of normal vault management activities will be reported to Seller. Replacement masters, either working or archive will be completed at Buyer’s expense if damaged in the process. Defects found pre-process will be resolved at Seller’s discretion.

Vault Services

1)	The hard-copy vault will hold a minimum of current year plus two.

2)	There will be a blanket service fee for hard-copy vault activities (Included in rent). Vault pulls are unlimited.

3)	Hard-copy in hard-copy vault is available to Seller for use in QA processes or to request scanning services for new electronic.

4)	Buyer manages the vault and Seller will identify associates who require access to the vaults.

5)	Seller will maintain subscriptions for, and own, periodicals required for electronic-only products.

6)	Transitional: Maintenance and ownership of film only titles subscriptions are currently owned by Seller.

Statement of Work

1.03 Paper Scan of Periodicals and Dissertations

Specifications:

Periodical pages will be scanned according to the requirements in SOW Schedule A. Finished scans will be delivered directly to Seller. Requests to rescan due to image errors, poor contrast, missing source will be communicated by Seller on a regular source exceptions report. Rescans will be completed at no charge to Seller.

Periodical paper scan output requirements are determined on a priority category basis for electronic products as defined in SOW Schedule B.

Dissertations pages will be scanned according to the requirements in SOW Schedule A. Buyer will provide QC, final pagination, and page insertion for each dissertations unit. Dissertations will be either recycled or returned based on school instructions. A list provided by Seller will drive this activity.

Files will be delivered to Seller in TIFF format for wrapping and deposit in PQDD vault, sent to Electron Beam Recorder (e-Beam) for master creation and stored in EMC device. Seller will have visibility into the process status through the ScanAll and Electronic Image Repository (EIR) tools provided to Buyer. Film master inspection will ensure densities in range as stated in SOW Schedule A and that pagination and page insertion were performed correctly. Rescans activity will be tracked and reported to Seller. Rescans will be completed at no charge to Seller except for a vault repair on images or masters created prior to the contract date.

Periodicals Check-in and Prep Processes

1)	Transitional. See Statement of Work 1.02. All current acquisition/claiming is done by Seller for all periodical products.

2)	Hard-copy will always go to Scan first when only 1 hard-copy is being shared.

3)	Seller will provide to Buyer publisher restrictions for manual blocking and buyer will do manual blocking prior to scanning.

Periodicals to scan:

1)	The Coversheet created by Seller is defacto work-order. There is a blanket PO. The coversheet specifies the product and includes turnaround time (SOW Schedule B) reported from PQDZ, scan requirements as measured today (SOW Schedule A), and is considered a release against blanket PO .

2)	Buyer requires access to PQDZ for inputting information to enable cycle time measures.

3)	Seller maintains vendor relationships.

If a rescan is required:

1)	Seller will initiate a rescan request.

2)	Seller will provide Buyer with a spreadsheet with rescanned information (discrepancy report). Options: 1: Meets Requirement/Specs 2: Will Rescan 3: No Fix (can’t get better)

3)	Requests to be rescanned—if original scanning does not meet set requirements, rework would not be charged back to Seller and Buyer assumes the cost. Buyer may challenge rescans; Seller vendor management will agree/disagree and escalate as necessary to resolve disagreements.

Dissertation Services

1)	Buyer will receive mail and deliver to Seller for unpacking (paper). All electronic submissions continue to go to Seller for processing and will be handed off to Buyer with a work order for conversion and filming.

2)	Seller (Acquisitions) will check into Exodus.

3)	Seller creates work order batch and physically hands-off to Buyer (includes work order and hard-copy dissertations).

4)	Buyer scans, QCs, paginates, adds UMI page, etc., as instructed by notes in WO. Buyer creates master in e-Beam. If QC passes item, Buyer delivers information to manager location. If fails anywhere in scan process, Buyer will notify Seller regardless of the cause.

5)	Seller resolves failure issues that are fault of Seller input, splits work order if required, returns materials to Buyer for reprocessing (split work orders are treated like new work orders)

6)	Buyer will process and file film masters in the vault after order processing.

7)	Seller is responsible for claiming and author relations.

8)	Buyer stages dissertations to storage area after scan/mastering completed.

Statement of Work

1.04 PDF Dissertation Conversion and Pagination

Specifications:

PDF Dissertations submissions checked in by Seller must be checked by Buyer to ensure all fonts are available in the file or in the conversion font library. If not, Seller will approve purchase of the required fonts up to $500 quarterly, or will notify the school/author that the file needs resubmitting or will be rejected. The approved PDF will be converted according to the requirements in SOW Schedule A.

Buyer will provide QC, final pagination and page insertion for each dissertations unit. Original PDF files will be delivered to Seller along with converted TIFFs being stored in EMC device. Seller will have visibility into the process status through the ScanAll and Electron Image Repository (EIR) tools provided to Buyer. Film master inspection will ensure densities in range as stated in SOW Schedule A and that pagination and page insertion were performed correctly. Specifications for Quality Control and the inspection process are provided in SOW Schedule A.

Conversion activity will be tracked and reported to Seller.

Conversion rework will be done at no charge to Seller except for vault repairs on images/masters created prior to the contract date. Conversion rework will be mandated by the guidelines provided in SOW Schedule A.

1)	All electronic submissions continue to go to Seller for processing and will be handed off to Buyer with a work order for conversion and filming.

2)	If Seller delivers a native PDF to Buyer then Buyer will send back in the same format.

3)	Seller (Acquisitions) will check into Exodus.

4)	Seller creates work order for electronic with PDF’s placed on server.

5)	Buyer scans, QCs, paginates, adds UMI page, etc., as instructed by notes in WO. Buyer creates master in e-Beam. If QC passes item, Buyer delivers information to manager location. If fails anywhere in scan process, Buyer will notify Seller regardless of the cause.

6)	Seller resolves failure issues that are fault of Seller input, splits work order if required, returns materials to New Co for reprocessing (split work orders are treated like new work orders)

7)	Buyer will process and file film masters in the vault after order processing.

8)	Seller is responsible for claiming and author relations.

Statement of Work

1.05 Paper Scan and Conversion of PDF Newspapers

Called out separately from other paper scan and PDF conversion because criteria has not been set. It is expected that ouputs volume requirements will be equal to those of Newspaper Film Mastering (SOW 1.01) and will likely have similar production specs to those of Periodical scanning. No hardware to support this process has been acquired to date, although it has been investigated both for capability and throughput. PDF conversion will likely have to support film and XML creation for load to Seller digital vaults such as Historical Newspapers (“HNP”).

To Be Delivered: This will be managed through the process outlined in Section 2.6 of the Manufacturing Agreement (Change in Services).

Criteria and reports on hardware

Expenditures necessary

Time frames to acquire

Ownership

FTEs required to manage

Capacities

Statement of Work

1.06 Serial and Collection Film Scanning (APS, HNP, EEBO, etc)

Specifications:

Film Scan Image Quality and Start-up Guidelines

All scanning is to be from 35mm film, or fiche, with output according to the requirements in SOW Schedule A.

Pages filmed two-up are required to be split, each page must be a file by itself

Images must be put in print order, as best can be determined. Specs will be determined on a project by project basis and defined on SOW Schedule A.

These specs will be used to evaluate Buyer’s output quality. Requests to rescan due to image errors, poor contrast, missing source will be communicated from Seller on a regular source exceptions report. Rescans will be done at no charge to Seller. If significant deliveries within a given project are out of spec thus impacting conversion vendor and product schedules, the appropriate Relationship Managers will determine remedy.

Historical Newspaper Image Quality (Buyer and Seller will have sample sets for use in comparison)

Standards as determined by Product Manager and included in SOW Schedule A for Evaluating HNP – subjective 1-10 scale (this is a current standard and will be defined in SOW Schedule A):

Chicago Tribune 1850’s – 1860’s = 1

Atlanta Constitution = 2

Chicago Tribune early 1900’s = 3

LA Times mid 1900’s = 4

Philadelphia Inquirer = 5

NY Times 20th Century = 10

A sample scale is provided for APS, EEBO and other collections in SOW Schedule A.

Quality of Microfilm is the main driver. In all cases, tests should be conducted from existing film with Seller Product and Vendor Management responsible for determining whether to proceed or pursue mitigation strategies.

Start up Process to be followed at the start of every scanning project (typically product specific) for identification of images that will result in undesirable OCR quality:

1)	Scan a representative sample from beginning, middle, and end of each film run, more samples may be required dependent upon the size of the project as required in SOW Schedule A.

2)	Evaluate and grade against predefined scale

3)	Deliver samples and grade to Seller for evaluation by Product and Vendor Management

4)	Images will go to Seller conversion vendor to test their ability to zone, OCR and clean up

5)	Vendor will deliver results and conversion pricing to Seller

6)	Seller will notify Buyer on results and may at this time request rescans or other actions

7)	If approved by Seller, Buyer will begin the process and develop a delivery schedule

During the Scan/Scan QC process if an operator finds that 20% of the pages in a batch* consists of images of which at least 50% of the page contains unreadable text due to fading, bleed through, background noise, missing/cut off text, the following procedures will begin: These are current standards and may be amended by Seller.

*	“Batch” will be defined by product in SOW Schedule A

1.	Buyer Scan/Scan QC will identify the batch by spot-checking within the range, until acceptable images are found.

2.	Scan coordinator will notify Seller QA and Vendor Management and supply samples of the images.

3.	Seller Product Management will be engaged for internal sample review and formal notification of film condition and image quality.

4.	Seller will send samples to vendor for OCR evaluation and notify Buyer of results to determine if and how conversion on the images should progress.

Rejects for skew, density, focus, missing and partial pages will be reworked by Buyer at no charge to Seller. Buyer will provide samples of any questionable images prior to large scale conversion. Although the cost to replace is a Buyer liability, significant delay in recognition could impact Seller product delivery schedules and vendor commitments for which there will be a penalty.

Film Scan Timelines

Film Scan Schedules for Seller product will be set on an annual basis; will be adjusted quarterly as additional opportunities or shifts in market demands dictate (See SOW Schedule D).

Statement of Work

1.07 Book Film Scanning (Dissertations & BOD)

Dissertations and Books on Demand (BOD) pages will be scanned from film (or, for BOD, regardless of input) according to the requirements in SOW Schedule A. Final output files will be delivered to Seller to be wrapped as PDF for deposit in Seller PQDD vault for Dissertations, or maintained as TIFF for BOD and delivered to Seller jukeboxes and Buyer Print Operations. Any rescans required will be completed at no cost to Seller if the error resulted from the scan or print process rather than a problem with the source film

BOD

1)	Seller retains rights management and product maintenance in Exodus BOD system

2)	Seller will keep the Workman jukebox (Seller asset digital archive)

3)	Buyer will have access to this digital archive.

4)	Seller may request Buyer to print hard-copy—xerography print and bind.

5)	If the content is not in the jukebox, Buyer pulls the film or book, then scans to file directly to jukebox. The cost structure should be the same as scanning film or paper scanning and confirms to the standards for these services.

Preservation Dissertations (Bound, Un-Bound, Backfile and Delicate)

DAAP – Dissertations Archival and Access Program

Retro – Film Scant (exists in the vault to be digitized. Sold as per project)

Publishing – Start from original (never published)

Scanning of Non-Standard dissertations (maps, folders, color, size): This is a project #185 that will be managed through the process outlined in Section 2.6 of the Manufacturing Agreement (Change in Services).

Statement of Work

1.08 Product Distribution and Fulfillment

Specifications:

Some shipping and distribution issues are being resolved in the Transitional Services Agreement. Until those are resolved Buyer will perform all shipping and distribution for Seller including, beyond Transition, complete distribution services for all Seller products that require a physical shipment to Seller customers.

Buyer will produce customer copies resulting from monthly/daily Seller orders by existing turnaround times and revenue forecasts in SOW Schedules B and D. Based on timing of order receipt and volume demands, Buyer from time to time may not be able to complete production within cycle time requirements. In these cases Buyer will contact the appropriate Seller Relationship Manager to review and agree upon an alternate approach or appropriate remedy. These occurrences will be tracked and reported.

Services:

Buyer will manage fulfillment of Seller released orders in such a way that adheres to current print master storage and handling practices and ensures completeness and accuracy of order to Seller customer. All materials used by Buyer for Seller product fulfillment must meet existing product specifications according to the requirements in SOW Schedule E.

For Film:

From time to time items may be backordered (in cases such as Vendor Film). Buyer will respond to replacement requests from Seller Customer Service for any defined as production error at no charge. These occurrences will be tracked and reported along with corrective action processes implemented to mitigate repeat occurrence. Buyer will extract film from Buyer’s Working or Archive vault as appropriate to fulfill orders. Film will be inspected for physical defects prior to submission to print and again after print fulfillment is completed. Film will be re-filed in Buyer’s Vault in the same file sequence from which it was pulled. Any defects found on Seller film, either prior to printing, post printing or in the course of normal vault management activities will be reported to Seller. Replacement masters, either working or archive, will be completed at Buyer expense if damaged in the process. Defects found pre-process will be resolved at Seller’s discretion.

For Collections:

Purchased Film: Seller owns acquiring film and Buyer will provide vault services and fulfillment.

Purchased Master: Seller owns acquiring master and Buyer creates working master.

For Dissertations:

1)	For dissertations to be returned to submitting institution or author, Seller will provide packing slip/transmittal list to Buyer who will pick dissertations from storage area and ship to school location indicated. For recyclable dissertations, Seller will provide Buyer with lists on a weekly basis of items that can be disposed for recycling.

2)	Seller will create masters for dissertation indexes and will own the relationship with outside vendor(s) or other printers and will provide Buyer with hard-copy for customer fulfillment. (Note: Buyer will provide pick, pack and ship for customer fulfillment).

3)	Seller retains ownership of dissertation copy fulfillment activities and Seller owns relationship with outside vendor(s). Buyer provides support for current processes. This assumption is for school, author and one-time hard-copy sales.

4)	Dissertations copies follows the same process as fulfillment process for BOD.

5)	Buyer will provide fulfillment services for all Film Copies of Dissertations including one time sales and Library of Congress standing order.

Dissertation Indexes

1)	Seller Manages with outside vendor – Buyer ships, Seller will provide Buyer with a Shipping Label Feed.

HQ books—Not in stock, DDP prints from electronic files

1)	This product is owned by Seller and pick/print ship fulfilled by Buyer.

2)	Electronic files on are network, a set of CDs from Salt Lake and on a box in the data center

3)	Transition issue: Buyer will print customer copies from electronic files provided by Seller.

Newspaper indexes

1)	Seller works with vendor to print.

2)	For annual, Seller provides Buyer with copies to fulfill

3)	For monthly, Seller provides e-file to Buyer and Buyer produces customer copies and distribution.

Culture Grams and Enduring Issue

1)	Seller will facilitate all printing and production of the products; Buyer will pick, pack and ship.

Guides

1)	Buyer charge back for printing/assembling guides.

2)	Seller maintains inventory and Buyer warehouses the inventory.

3)	Continue to use current DDP work order print request process to facilitate Buyer work.

CD-ROM

1)	Seller will retain the CD-ROM mastering activities and relationship with the Vendor. Seller will be responsible for order assembly. Buyer will provide packaging and distribution services for these products.

Phone Fiche This has been announced as a discontinued product. Buyer will continue the distribution on its current monthly release schedule through the 2005 publishing year, at which time it will be discontinued.

[intentionally omitted]

SCHEDULE C

Initial Estimated Monthly Requirements

DELIVERABLE PRICING MODEL AND SERVICE LEVEL AGREEMENTS

NON-PERIODICAL VOLUME FORECAST (NOV 2005 JAN 2006)

Functional Area	Service Level Agreement	Manufacturing Process	Deliverable Unit	CPU	Nov 2005 Forecast	Estimated NAPC Cost	Estimated NAPC Invoice	Dec 2005 Forecast	Estimated NAPC Cost	Estimated NAPC Invoice	Jan 2006 Forecast	Estimated NAPC Cost	Estimated NAPC Invoice
Mastering	1.01	Planetary Camera Filming	Pages		CONFIDENTIAL TREATMENT REQUESTED
Mastering	1.01	EBR Filming	Pages
Mastering	1.01	35mm Print Masters	Titles/Pubs
Mastering	1.01	16mm Print Masters	Titles/Pubs
Mastering	1.01	105mm Print Masters	Titles/Pubs
Mastering	1.01	Vault Duplication Print Masters	Titles/Pubs
Convert to Digital	1.03	Paper Scan Periodicals	Pages
Convert to Digital	1.03	Paper Scan Dissertations	Pages
Convert to Digital	1.04	Conversion of PDF Dissertations	Pages
Convert to Digital	1.03	Paper Scan Newspaper (Estimated)	Pages
Convert to Digital	1.05	Conversion of PDF Newspapers (Estimated)	Pages
Convert to Digital	1.06	HNP Film Scanning	Pages
Convert to Digital	1.06	APS & HMO Film Scanning	Pages
Convert to Digital	1.07	Dissertation Film Scanning	Pages
Convert to Digital	1.07	BOD	Pages
Convert to Digital	1.06	EEBO	Pages
Convert to Digital	1.06	Various Other	Pages
Convert to Digital	1.06	Service Model	Pages
Fulfillment	x	Dissertation Copies	Impressions
Fulfillment	x	Books On Demand	Impressions
Fulfillment	x	In-House Production	Impressions
Fulfillment	1.08	Orders for Microfilm Prep (3.5.2)	Each
Fulfillment	1.09	35mm Copies (80% Silver, 20% Vesicular)	Reels
Fulfillment	1.09	16mm Copies (90% Silver, 10% Diazo)	Reels
Fulfillment	1.09	105mm Copies (52% Silver, 26% Ves., 22% Diazo)	Fische
Mastering	1.01	Wooster Newpapers Filming	Pages
Fulfillment	1.09	Wooster 35mm Copies 50/50 Silver/Ves	Reels
Mastering	N/A	Wooster Phonefische TDC Filming	Pages
Fulfillment	N/A	Wooster Phonefische Copies	Fische
Fulfillment	1.1	Distribution	Packages

SCHEDULE D

Components of Buyer’s Cost and Overhead

DELIVERABLE PRICING MODEL AND SERVICE LEVEL AGREEMENTS

FUNCTIONAL AREA	SERVICE LEVEL AGREEMENT	MANUFACTURING PROCESS	DELIVERABLE UNIT	2005 VOLUMES	COST PER UNIT
Mastering	1.01	Planetary Camera Filming	Pages	CONFIDENTIAL TREATMENT REQUESTED
Mastering	1.01	EBR Filming	Pages
Mastering	1.01	35mm Print Masters	Titles/Pubs
Mastering	1.01	16mm Print Masters	Titles/Pubs
Mastering	1.01	105mm Print Masters	Titles/Pubs
Mastering	1.01	Vault Duplication Print Masters	Titles/Pubs
Convert to Digital	1.03	Paper Scan Periodicals	Pages
Convert to Digital	1.03	Paper Scan Dissertations	Pages
Convert to Digital	1.04	Conversion of PDF Dissertations	Pages
Convert to Digital	1.03	Paper Scan Newspaper (Estimated)	Pages
Convert to Digital	1.05	Conversion of PDF Newspapers (Estimated)	Pages
Convert to Digital	1.06	HNP Film Scanning	Pages
Convert to Digital	1.06	APS & HMO Film Scanning	Pages
Convert to Digital	1.07	Dissertation Film Scanning	Pages
Convert to Digital	1.07	BOD	Pages
Convert to Digital	1.06	EEBO	Pages
Convert to Digital	1.06	Various Other	Pages
Convert to Digital	1.06	Service Model	Pages
Fulfillment	X	Dissertation Copies	Impressions
Fulfillment	X	Books On Demand	Impressions
Fulfillment	X	In-house Production	Impressions
Fulfillment	1.08	Orders for Microfilm Prep (3.5.2)	Each
Fulfillment	1.09	35mm Copies (80% Silver, 20% Vesicular)	Reels
Fulfillment	1.09	16mm Copies (90% Silver, 10% Diazo)	Reels
Fulfillment	1.09	105mm Copies (52% Silver, 26% Ves., 22% Diazo)	Fiche
Mastering	1.01	Wooster Newspapers Filming	Pages
Fulfillment	1.09	Wooster 35mm Copies 50/50 Silver/Ves	Reels
Mastering	N/A	Wooster Phonefiche TDC Filming	Pages
Fulfillment	N/A	Wooster Phonefiche Copies	Fiche
Fulfillment	1.10	Distribution	Packages
	1.02	Vault Management	Monthly Service Fee
	1.11	Logistics/Warehousing	Monthly Service Fee

COST PER UNIT MODELING FOR NEMO

2004 Actual, 2005 - 09 Forecast

Product ID	RFP ID	Functional Area	SLA Ref	Unit Description	Units	Volume	FTE	Budget Center	AVG SALARY	Direct Labor	Direct CPU	Indirect LABOR	Indirect CPU	Raw Material	Supplier, Other	Total Material	2005 Material Cost Per Unit	2005 Total Cost	2005 Total Cost Per Unit
DIRECT LABOR PROCESSES
1.00	3.3.2	Mastering	1.01	Planetary Camera Filming	Pages	CONFIDENTIAL TREATMENT REQUESTED	19.0	DB304	CONFIDENTIAL TREATMENT REQUESTED
2.00	3.3.2	Mastering	1.01	EBR Filming	Pages		4.0	DB304
3.00	3.3.3	Mastering	1.01	35mm Print Masters	Titles/Pubs		3.0	PD308
3.00	3.3.3	Mastering	1.01	16mm Print Masters	Titles/Pubs		1.0	PD308
3.00	3.3.3	Mastering	1.01	105mm Print Masters	Titles/Pubs		5.0	PD308
4.00	3.3.3	Mastering	1.01	Vault Duplication Print Masters	Titles/Pubs		8.0	PD308
5.00	3.3.4	Convert to Digital	1.03	Paper Scan Periodicals	Pages		7.0	DB304
6.00	3.3.4	Convert to Digital	1.03	Paper Scan Dissertations	Pages		12.0	DB304
7.00	3.3.4	Convert to Digital	1.04	Conversion of PDF Dissertations	Pages		2.5	DB304
8.00	3.3.4	Convert to Digital	1.05	Paper Scan Newspaper (TBD)	Pages		0.0	DB304
9.00	3.3.4	Convert to Digital	1.04	Conversion of PDF Newspapers (TBD)	Pages		0.0	DB304
10.00	3.4.3	Convert to Digital	1.06	HNP Film Scanning	Pages		40.0	DB304
11.00	3.4.3	Convert to Digital	1.06	APS & HMO Film Scanning	Pages		13.5	DB304
12.00	3.4.3	Convert to Digital	1.07	Dissertation Film Scanning	Pages		12.5	DB304
13.00	3.4.3	Convert to Digital	1.07	BOD	Pages		1.0	DB304
14.00	3.4.3	Convert to Digital	1.06	EEBO	Pages		2.5	DB304
15.00	3.4.3	Convert to Digital	1.06	Various Other	Pages		8.0	DB304
16.00	3.4.3	Convert to Digital	1.06	Service Model	Pages		1.0	DB304
		Fulfillment	x	Dissertation Copies	Impressions		2.0	DB304
		Fulfillment	x	Books On Demand	Impressions		0.5	DB304
		Fulfillment	x	In-House Production	Impressions		1.0	DB304
17.00	3.5.3	Fulfillment	1.08	Orders for Microfilm Prep (3.5.2)	Each		8.5	PD301
18.00	3.5.3	Fulfillment	1.09	35mm Copies (80% Silver, 20% Vesicular)	Reels		8.0	PD301
19.00	3.5.3	Fulfillment	1.09	16mm Copies (90% Silver, 10% Diazo)	Reels		0.0	PD301
20.00	3.5.3	Fulfillment	1.09	105mm Copies (52% Silver, 26% Ves., 22% Diazo)	Fische		7.5	PD301
21.00	3.6.2	Mastering	1.01	Wooster Newpapers Filming	Pages		23.0	OM306
22.00	3.6.2	Fulfillment	1.09	Wooster 35mm Copies 50/50 Silver/Ves	Reels		2.0	OM311
23.00	3.6.3	Mastering	N/A	Wooster Phonefische TDC Filming	Pages		2.0	OM310
24.00	3.6.3	Fulfillment	N/A	Wooster Phonefische Copies	Fische		2.0	OM310
25.00	3.5.6	Fulfillment	1.10	Distribution	Packages		7.0	DB304
ALL BELOW ALLOCATED TO ABOVE
	3.3.4	Convert to Digital		Image QC	Pages		4.0	DB304
	3.4.3	Convert to Digital		Image QC and Split	Pages		12.0	DB304
	3.5.3	Fulfillment		QC of Print Check Rolls	Reels		1.0	DB304
	3.5.5	Fulfillment		Finishing (Stripe, Cut, Wind and Box)	Units		13.0	DB304
							30.0
						SUBTOTAL	234
			1.02	Vault Management
			1.11	Logistics/Warehousing

	Process	unit	volume	raw material	boxes/ cartons	reels	chemicals	paper	binding, other pap, fuser, glue	16mm cart.	In-house print
Mastering	Planetary Camera Filming	Pages	CONFIDENTIAL TREATMENT REQUESTED
Mastering	EBR Filming	Pages
Mastering	35mm Print Masters	Titles/Pubs
Mastering	16mm Print Masters	Titles/Pubs
Mastering	105mm Print Masters	Titles/Pubs
Mastering	Vault Duplication Print Masters	Titles/Pubs
Fulfillment	Dissertation Copies	Impressions
Fulfillment	Books On Demand	Impressions
Fulfillment	In-House Production	Impressions
Fulfillment	Orders for Microfilm Prep (3.5.2)	Each
Fulfillment	35mm Copies (80% Silver, 20% Vesicular)	Reels
Fulfillment	16mm Copies (90% Silver, 10% Diazo)	Reels
Fulfillment	105mm Copies (52% Silver, 26% Ves., 22% Diazo)	Fische
Mastering	Wooster Newpapers Filming	Pages
Fulfillment	Wooster 35mm Copies 50/50 Silver/Ves	Reels
Mastering	Wooster Phonefische TDC Filming	Pages
Fulfillment	Wooster Phonefische Copies	Fische

Average of Salary end of 05	E/NE	NE	Grand Total
Budget Ctr	E
DB304	CONFIDENTIAL TREATMENT REQUESTED		CONFIDENTIAL TREATMENT REQUESTED
DB432
DB433
DV301
MR301
OM301
OM306
OM308
OM310
OM311
PD301
PD308
Grand Total

Sum of Salary end of 05	E/NE	NE	Grand Total
Budget Ctr	E
DB304	CONFIDENTIAL TREATMENT REQUESTED		CONFIDENTIAL TREATMENT REQUESTED
DB432
DB433
DV301
MR301
OM301
OM306
OM308
OM310
OM311
PD301
PD308
Grand Total
	LOADED

Count of Salary end of 05	E/NE		Grand Total
Budget Ctr	E	NE
DB304	CONFIDENTIAL TREATMENT REQUESTED		CONFIDENTIAL TREATMENT REQUESTED
DB432
DB433
DV301
MR301
OM301
OM306
OM308
OM310
OM311
PD301
PD308
Grand Total

INDIRECT	AVG	SUM	FTE
DB432	CONFIDENTIAL TREATMENT REQUESTED		5
DB433			7
DV301			6
MR301			1
OM301			21
OM308			4
			44

ProQuest Square Footage Estimates

Allocation Determines Non-Data Center Utilities Split – Adjusted Quarterly

Film Related Manufacturing	Current Space	TOTAL	ALLOC	NAPC	ALLOC	PQIL	TOTAL ALLOCATED
Archival Vault Floor Space *	16,700	16,700	25%	4,175	75.00%	12,525	16,700
Working Vault Floor Space *	15,400	15,400	75%	11,550	25.00%	3,850	15,400
Wooster Vault **	6,049	6,049	0%	0	100.00%	6,049	6,049
Unvaulted Film	1,520	1,520	0%	0	100.00%	1,520	1,520
HardCopy Vault (*), (***)	14,050	14,050	100%	14,050	0.00%	0	14,050
Mastering ***	13,922	13,922	75%	10,442	25.00%	3,481	13,922
Prep and Print ***	21,263	21,263	50%	10,632	50.00%	10,632	21,263
Processing ***	5,050	5,050	75%	3,788	25.00%	1,263	5,050
Research Collections	2,200	2,200	0%	0	100.00%	2,200	2,200
Total Film Space	96,154	96,154	57%	54,636	43.00%	41,519	96,154
Paper Print Manufacturing
Printing	2,450	2,450	85%	2,083	15.00%	368	2,450
Binding	3,400	3,400	95%	3,230	5.00%	170	3,400
Total Print Space	5,850	5,850	91%	5,313	9.00%	538	5,850
Electronic Manufacturing
Film Scanning	2,150	2,150	0%	0	100.00%	2,150	2,150
Paper Scanning	1,500	1,500	0%	0	100.00%	1,500	1,500
QC	650	650	0%	0	100.00%	650	650
e-Feeds, Mapping, PM and PQDZ check-in	1,400	1,400	0%	0	100.00%	1,400	1,400
Total Electronic Space	5,700	5,700	0%	0	100.00%	5,700	5,700
Fulfillment
Shipping	5,850	5,850	50%	2,925	50.00%	2,925	5,850
Receiving	4,300	4,300	50%	2,150	50.00%	2,150	4,300
Lit Fulfillment	670	670	0%	0	100.00%	670	670
POF	2,275	2,275	0%	0	100.00%	2,275	2,275
Wooster	300	300	0%	0	100.00%	300	300
Total Fulfillment Space	13,395	13,395	38%	5,075	62.00%	8,320	13,395
Warehouse
Zeeb - on site	663	663	100%	663	0.00%	0	663
Warehouse 1	9,000	9,000	100%	9,000	0.00%	0	9,000
Warehouse 2	9,000	9,000	0%	0	100.00%	9,000	9,000
Warehouse 3	9,000	0	0%	0	100.00%	0	0
Wooster	500	3,000	0%	0	100.00%	3,000	3,000
Total Warehouse Space	28,163	21,663	45%	9,663	55.00%	12,000	21,663
Support Areas
CS	1,600	1,600	25%	400	75.00%	1,200	1,600
Tech Support	800	800	0%	0	100.00%	800	800
IS/HelpDesk/IT	4,815	4,815	50%	2,408	50.00%	2,408	4,815
Total Support Areas	7,215	7,215	39%	2,808	61.00%	4,408	7,215
Other
Periodicals ****	2,500	2,500	100%	2,500	0.00%	0	2,500
Dissertations ****	6,663	6,663	0%	0	100.00%	6,663	6,663
Product/Bib	2,400	2,400	20%	480	80.00%	1,920	2,400
VIP Offices ***	500	500	50%	250	50.00%	250	500
Total Acquisitions Space	12,063	12,063	27%	3,230	73.00%	8,833	12,063
Additional Admin/Mgmt & Support	2,675	2,675	100%	2,675	0.00%	0	2,675
Total Admin/Mgmt	2,675	2,675	100%	2,675	0.00%	0	2,675
Total Huxley Space	171,215	164,715	51%	83,399	49.00%	81,317	164,715
				51%		49%	100%
Total Minus Film Vaults and Warehouse	103,383	103,383		58,011		45,373	103,383
Headcount in AA and Wooster	516	516		516		516	516
Square Feet per Person	201	201		113		88	201
Less Warehouse / Wooster	143,415

DELIVERABLE PRICING MODEL AND SERVICE LEVEL AGREEMENTS

VOLUME PLAN 2006

FUNCTIONAL AREA	SERVICE LEVEL AGREEMENT	MANUFACTURING PROCESS	DELIVERABLE UNIT	FY 2006 Plan
Mastering	1.01	Planetary Camera Filming	Pages	CONFIDENTIAL TREATMENT REQUESTED
Mastering	1.01	EBR Filming	Pages
Mastering	1.01	35mm Print Masters	Titles/Pubs
Mastering	1.01	16mm Print Masters	Titles/Pubs
Mastering	1.01	105mm Print Masters	Titles/Pubs
Mastering	1.01	Vault Duplication Print Masters	Titles/Pubs
Convert to Digital	1.03	Paper Scan Periodicals	Pages
Convert to Digital	1.03	Paper Scan Dissertations	Pages
Convert to Digital	1.04	Conversion of PDF Dissertations	Pages
Convert to Digital	1.03	Paper Scan Newspaper (Estimated)	Pages
Convert to Digital	1.05	Conversion of PDF Newspapers (Estimated)	Pages
Convert to Digital	1.06	HNP Film Scanning	Pages
Convert to Digital	1.06	APS & HMO Film Scanning	Pages
Convert to Digital	1.07	Dissertation Film Scanning	Pages
Convert to Digital	1.07	BOD	Pages
Convert to Digital	1.06	EEBO	Pages
Convert to Digital	1.06	Various Other	Pages
Convert to Digital	1.06	Service Model	Pages
Fulfillment	X	Dissertation Copies	Impressions
Fulfillment	X	Books On Demand	Impressions
Fulfillment	X	In-house Production	Impressions
Fulfillment	1.08	Orders for Microfilm Prep (3.5.2)	Each
Fulfillment	1.09	35mm Copies (80% Silver, 20% Vesicular)	Reels
Fulfillment	1.09	16mm Copies (90% Silver, 10% Diazo)	Reels
Fulfillment	1.09	105mm Copies (52% Sliver, 26% Ves., 22% Diazo)	Fiche
Mastering	1.01	Wooster Newspapers Filming	Pages
Fulfillment	1.09	Woostar 35mm Copies 50/50 Silver/Ves	Reels
Mastering	N/A	Wooster Phonefiche TDC Filming	Pages
Fulfillment	N/A	Wooster Phoneftche Copies	Fiche
Fulfillment	1.10	Distribution	Packages